For immediate release

Bell welcomes Mirko Bibic as new President and Chief Executive Officer

•	14th Bell chief executive leads Canada’s communications company into its 140th year

•	Announces new strategic imperatives, promotions to Bell executive team

MONTRÉAL, January 6, 2020 – BCE Inc. (TSX, NYSE: BCE) (Bell) today welcomes Mirko Bibic as President and Chief Executive Officer and announces his appointment to the boards of BCE and Bell Canada. Mr. Bibic assumes the chief executive role following George Cope’s retirement yesterday.

“We welcome Mirko Bibic as our new chief executive as he leads Bell in delivering all the benefits of the digital communications future to Canadians,” said Gordon Nixon, Chair of the Board for BCE and Bell Canada. “A key leader in every part of Bell’s transformation into Canada’s driver of communications innovation, Mirko has the vision, skills and experience to build on Bell’s strengths as the country’s leading communications company and deliver value for all our stakeholders.”

“It is an honour to lead the Bell team into our 140th year of service to Canadians since our founding here in Montréal in 1880, and we thank George Cope for his leadership in laying such a strong foundation for continued success,” said Mr. Bibic. “We look forward to bringing all the opportunities of the new era of integrated digital communications to our customers, communities, investors and employees.”

“Bell’s goal is to advance how Canadians connect with each other and the world. Our strategic imperatives frame our longstanding strengths in networks, service innovation and content creation, and position the Bell team for continued growth and innovation leadership in a fast-changing communications marketplace,” said Mr. Bibic. “The near-instant connections of fibre and upcoming 5G service, and the opportunities represented by IoT, AI and new content platforms, will create unprecedented opportunities for consumers, businesses and communities. The Bell team’s role is to champion customer experience in a new world of communication possibilities.”

Bell’s 6 Strategic Imperatives

1.

Build the best networks: Expand Bell’s next-generation network leadership with continued capital investment in all-fibre home and business connections in more places, enhanced rural connectivity with Wireless Home Internet and the upcoming launch of mobile 5G service.

2.

Drive growth with innovative services: Leverage our network superiority to provide innovative, integrated communications services to Canadian consumers and businesses, including the fastest Internet and best Wi-Fi, the highest-quality mobile services and a growing range of next-generation IoT solutions, smart home products and business solutions like Virtual Network Services.

3.

Deliver the most compelling content: Inform and engage Canadian audiences with a unified approach to delivering our top TV, media and entertainment assets, leveraging our trusted media brands and content creation leadership to bring Canadians the content they want the most on any platform they choose.

1/4

4.

Champion customer experience: Deliver a positive customer experience for consumers and business customers by making it easier to do business with Bell at every level, from shopping to buying to installation to after-sale support.

5.

Operate with agility and cost efficiency: Enhance our operational excellence in a competitive marketplace and build on our industry-leading cost structure with a focus on efficiency and disciplined cost management across our business segments.

6.

Engage and invest in our people: Recognize our team’s importance to Bell’s competitive success by strengthening our award-winning workplace culture with new technology and support resources and by offering enhanced development opportunities, enabling our diverse and dynamic team members to achieve their full potential.

Bell executive team update

Mr. Bibic also announced a restructured Bell executive leadership team effective today: “I’m proud to welcome Claire Gillies and Karine Moses to the Bell executive team and announce new roles for current executives Blaik Kirby and John Watson,” he said. “These seasoned leaders will all bring their dedication, proven skills and deep experience across multiple Bell business units to leading the execution of our growth strategy.”

•

Blaik Kirby becomes Group President, Mobility, Residential and Small Business. Previously President of Bell Mobility, Mr. Kirby has held a range of senior marketing and executive positions since joining Bell in 2005 as Vice President, Corporate Strategy.

•

Claire Gillies has been promoted to President, Bell Mobility. Previously Senior Vice President, Retail, Ms. Gillies joined Bell in 2000 and has served in progressively senior roles in marketing, sales and channel management, including as President of Bell subsidiary The Source.

•

Karine Moses has been promoted to Vice Chair, Québec. Also continuing in her role as President, Bell Media Québec, Ms. Moses joined Bell in 1997 and has held senior leadership positions across Bell’s Network, Field Services and Media groups. Ms. Moses succeeds retiring Vice Chair, Québec Martine Turcotte.

•

John Watson becomes Group President, Customer Experience, continuing to lead all customer service and support operations in the execution of Bell’s Champion Customer Experience imperative. Previously Executive Vice President, Customer Operations, Mr. Watson joined Bell in 2010 as Senior Vice President, Operations.

About Mirko Bibic

Previously Bell’s Chief Operating Officer, Mr. Bibic assumed the role of President and CEO of BCE and Bell Canada today. He has also served as Bell’s Executive Vice President, Corporate Development and as Chief Legal and Regulatory Officer. He joined Bell in 2004 as Senior Vice President, Regulatory Affairs.

You can find more details about Bell’s executive team at the newly enhanced BCE.ca website. To learn more about Bell products and services, please visit Bell.ca.

Bell Let’s Talk Day #10 is January 29

Wednesday, January 29 marks the 10th annual Bell Let’s Talk Day, and the mental health initiative’s 2020 national awareness campaign begins today. Please join us in talking about the ways we can enable positive change in mental health through actions large and small that improve the lives of people living with mental illness.

2/4

Bell Let’s Talk promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research and workplace leadership initiatives throughout the year. To learn more, please visit Bell.ca/LetsTalk.

Caution concerning forward-looking statements

Certain statements made in this news release are forward-looking statements. These statements include, without limitation, statements relating to our network deployment and capital investment plans, BCE’s business outlook, objectives, plans and strategic priorities, and other statements that are not historical facts. Forward-looking statements are typically identified by the words assumption, goal, guidance, objective, outlook, project, strategy, target and other similar expressions or future or conditional verbs such as aim, anticipate, believe, could, expect, intend, may, plan, seek, should, strive and will. All such forward-looking statements are made pursuant to the ‘safe harbour’ provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements and that our business outlook, objectives, plans and strategic priorities may not be achieved. These statements are not guarantees of future performance or events, and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations as of January 6, 2020 and, accordingly, are subject to change after such date. Except as may be required by applicable securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Our network deployment and capital investment plans, are subject to risks and accordingly, there can be no assurance that our network deployment plans will be completed. In addition, the forward-looking statements made in this news release assume that the economic, market and operational assumptions as well as the material risk factors described in the documents referred to below will remain substantially unchanged during the periods for which these forward-looking statements are made.

For additional information on assumptions and risks underlying certain forward-looking statements made in this news release, please refer to BCE’s 2018 Annual MD&A dated March 7, 2019 (included in the BCE 2018 Annual Report) and BCE’s 2019 First, Second and Third Quarter MD&As dated May 1, 2019, July 31, 2019 and October 30, 2019, respectively, filed by BCE with the Canadian provincial securities regulatory authorities (available at Sedar.com) and with the U.S. Securities and Exchange Commission (available at SEC.gov). These documents are also available at BCE.ca.

About BCE

BCE is Canada’s largest communications company, providing advanced Bell broadband wireless, TV, Internet and business communications services from Bell Canada, Bell Aliant, Bell MTS and other leading brands alongside the country’s premier content creation and media assets from Bell Media. To learn more, please visit Bell.ca or BCE.ca.

3/4

Media inquiries:

Caroline Audet

514-391-9794

caroline.audet@bell.ca

@Bell_News

Investor inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca

4/4